CONSYGEN, INC.

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                                (HOWARD R. BAER)

     Non-qualified Stock Option Agreement (the "Option") made effective as of the (17th)_day of April, 2000 between ConSyGen, Inc., a Texas corporation (the "Corporation"), and Howard R. Baer (the "Recipient").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the Corporation and the Recipient desire to enter into an agreement whereby the Corporation will grant the Recipient an option to purchase shares of the Common Stock, $.003 par value, of the Corporation (the "Stock"), pursuant to the Corporation's 2000 Combination Stock Option Plan (the "Plan").

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Recipient agree as follows:

     1. Grant of Option; Consulting Services.

     Pursuant to the terms and conditions of the Plan and this Option, the Corporation hereby grants to the Recipient an Option to purchase, as provided in
Section 3 hereof, all or any part of a total of 1,000,000 shares of Stock (the "Option Shares"). This Option is being granted in consideration of and in full satisfaction of amounts owed to Recipient through December 14, 1999 for general business advisory and consulting services provided by the Recipient for the benefit of the Company, which services included assisting with business planning.

     2. Purchase Price.

     The price at which the Option Shares may be purchased shall be $.003 per share (the "Option Exercise Price"). This price is not less than the par value of the Stock.

     3. Exercise of Option.

     Subject to the provisions of Section 4, the purchase rights with respect to the 1,000,000 Option Shares shall be immediately exercisable.

     Notwithstanding any provision of this Option to the contrary, in no event may this Option be exercised after 10 years from the date of this Option (the "Expiration Date").

     4. Nontransferability; Persons Able to Exercise.

     The Option may not be transferred other than (i) by will or (ii) by the laws of descent and distribution. The Recipient is the only person who may exercise this Option during his life. If the Recipient dies, this Option may be exercised by his executors, administrators, legatees or distributees, provided that such person or persons comply with the provisions of this Option applicable to the Recipient.

     5. Method of Exercising Option.

     The Option may be exercised, in whole or in part, by written notice to the Corporation, containing an executed Notice of Exercise in the form of Attachment A, provided that the Corporation, in its discretion, may modify or augment these requirements as provided in Section 8 of this Option, or where appropriate because a person other than the Recipient is exercising the Option pursuant to
Section 4. The written notice specified in this Section must be accompanied by payment of the Option Exercise Price for the shares being purchased. Payment shall be made in cash, unless the Corporation, in its sole discretion, authorizes payment to be made in shares of the Corporation, other property, or a combination of such shares, other property and cash. As soon as practical after receipt of this notice and payment, the Corporation shall deliver a certificate or certificates representing the purchased shares registered in the name of the person or persons exercising this Option. In the event this Option is exercised by any person other than the Recipient, the notice shall be accompanied by appropriate proof of the right of such person to exercise this Option. All shares purchased upon the exercise of this Option and payment of the full Option Exercise Price will be fully paid and nonassessable.

     6. Stock Adjustments.

     If there shall be any change in the Stock through merger, consolidation, reorganization, recapitalization, or other change in the corporate structure of the Corporation, appropriate adjustments in the Option Exercise Price and total number and kind of shares subject to this Option shall be made by the Corporation as provided in the Plan.

     7. No Rights Other Than Those Expressly Created.

     Neither  this Option nor any action taken  hereunder  shall be construed as
(i) giving the Recipient any right to be retained in the employ of, or continue to be affiliated with, the Corporation, (ii) giving the Recipient any equity or interest of any kind in any assets of the Corporation, or (iii) creating a trust of any kind or a fiduciary relationship of any kind between the Recipient and the Corporation. As to any claim for any unpaid amounts under this Option, any person having a claim for payments shall be an unsecured creditor. The Recipient shall not have any of the rights of a stockholder with respect to any Option Shares until such time as this Option has been exercised and Option Shares have been issued.

     8. Compliance with Laws.

     (a) Withholding of Taxes. Pursuant to applicable federal, state, local or foreign laws, the Corporation may be required to collect or withhold income or other taxes from Recipient upon the grant of this Option, the exercise of this Option, or at some other time. The Corporation may require, as a condition to the exercise of this Option, or demand, at such other time as it may consider appropriate, that the Recipient pay the Corporation the amount of any taxes which the Corporation may determine is required to be collected or withheld, and the Recipient shall comply with the requirement or demand of the Corporation.

     (b) Securities Law Compliance. Upon exercise (or partial exercise) of this Option, the Recipient shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation to issue or transfer the Option Shares in compliance with the provisions of applicable federal or state securities laws. The Corporation, in its discretion, may postpone the issuance and delivery of Option Shares upon any exercise of this Option until completion of such registration or other qualification of such shares under any federal or state laws, or stock exchange listing, as the Corporation may consider appropriate. The Corporation may require that prior to the issuance or transfer of Option Shares upon exercise of this Option, the Recipient enter into a written agreement to comply with any restrictions on subsequent disposition that the Corporation deems necessary or advisable under any applicable federal and state securities laws. Certificates of Stock issued hereunder shall be legended to reflect such restrictions.

     (c) General. No Option Shares shall be issued upon exercise of this Option unless and until the Corporation is satisfied, in its sole discretion, that there has been compliance with all legal requirements applicable to the issuance of such Option Shares.

     9. Miscellaneous.

     (a) Provisions of the Plan. The Option hereby granted is expressly subject to all of the terms and conditions contained in this Option and in the 2000 Plan, except those which are expressly applicable only to "2000 Plan ISOs", and the 2000 Plan is hereby incorporated herein by reference. All capitalized terms not defined in this Option have the meanings specified in the 2000 Plan. This stock option is not intended to be an Incentive Stock Option, as that term is described in Section 422 of the Internal Revenue Code of 1986, as amended.

     (b) Discretion of the Board of Directors. Unless otherwise explicitly provided, the Board of Directors, or a committee appointed by the Board, shall make all determinations required to be made hereunder, including determinations required to be made by the Corporation, and shall interpret all provisions of this Option, as it deems necessary or desirable, in its sole and unfettered discretion. Such determinations and interpretations shall be binding and conclusive on the Corporation and the Recipient. The Board of Directors or, if applicable, the committee appointed by the Board, in its sole discretion, is authorized to accelerate the time at which this Option may be exercised.

     (c) Reservation of Shares. During the term of this Option, the Corporation shall at all times reserve and keep available shares of Stock sufficient to satisfy the requirements of this Option.

     (d) Amendment. This Option may only be modified or amended by a writing signed by both parties.

     (e) Notices. Any notices required to be given under this Option shall be sufficient if in writing and if hand-delivered or if sent by first class mail and addressed as follows:

          if to the Corporation:

          ConSyGen, Inc.
          125 South 52nd Street
          Tempe, AZ 85281
          Attn: A. Lewis Burridge, President

          if to the Recipient:

          Howard R. Baer
          The Baer Building
          2530 S. Rural Road
          Tempe, AZ 85282

or to such other address as either party may designate under the provisions hereof.

     (f) Successors and Assigns. The rights and obligations of the Corporation under this Option shall inure to the benefit of and be binding upon the successors and assigns of the Corporation.

     (g) Applicable Law. All rights and obligations under this Option shall be governed by the laws of the State of Texas.

     (h) Paragraph Headings. The paragraph headings used in this Option are for convenience or reference, and are not to be construed as part of this Option.

     IN WITNESS WHEREOF, the parties have executed this Option as an instrument under seal effective as of the date written on the first page of this Option.

                                    ConSyGen, Inc.

                                    By: /s/ Lewis Burridge
                                       ---------------------------
                                       A. Lewis Burridge
                                       duly  authorized


                                       /s/ Howard R. Baer
                                       ---------------------------
                                       Howard R. Baer

                                  ATTACHMENT A

                               NOTICE OF EXERCISE

                                                         [Date]
ConSyGen, Inc.
125 South 52nd Street
Tempe, AZ 85281

Attention:  Treasurer

Gentlemen:

     Pursuant to our Stock Option Agreement dated as of ___________, I hereby elect to exercise this Option to the extent indicated:

     Number of Shares        Per Share          Total
     Which I Elect to    x     Price        =   Price
     Purchase
             ________    x   ________       =   _____

     Enclosed with this letter is full payment of the total price of the shares described above in the following form:

     (1) a check in the amount of $ payable to the order of the Corporation; and/or [if authorized by the Corporation]

     (2) shares of Stock of the Corporation properly endorsed and having a fair market value equal to $_________________.

     Kindly issue a certificate or certificates to me representing the shares which I am acquiring by this exercise, and deliver it to the following address:

          Howard R. Baer
          The Baer Building
          2530 S. Rural Rd.
          Tempe, AZ 85282

                                Very truly yours,